SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2013

IDEAL POWER INC.
(Exact name of registrant as specified in Charter)

Delaware	001-36216	14-1999058
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

5004 Bee Creek Road, Suite 600
Spicewood, Texas 78669
(Address of Principal Executive Offices)

512-264-1542
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORYARRANGEMENTS OF CERTAIN OFFICERS

      On December 10, 2013, Ideal Power Inc. (the "Company") entered into an Employment Agreement with Timothy Burns, its Chief Financial Officer, Secretary and Treasurer.  Pursuant to the terms of the Employment Agreement, Mr. Burns received a salary of $150,000 per year from the date his employment began (October 21, 2013) through December 6, 2013.  From and after December 6, 2013, Mr. Burns’ salary was increased to $200,000 per year.  At least annually, Mr. Burns shall meet with the members of the Compensation Committee to establish performance standards and goals to be met by Mr. Burns and cash bonus targets based on the performance standards and goals that are achieved.  The standards and goals and the bonus targets shall be mutually agreed to by Mr. Burns and the Compensation Committee.  For the year 2014, Mr. Burns and the Compensation Committee have agreed that performance standards and goals, which have not yet been finally determined, will support a cash bonus target of $50,000.  Mr. Burns will also receive an annual cost of living increase and he is entitled to participate in any of the Company’s employee benefit plans which may now be, or in the future will be, in effect on a general basis for the Company’s executive officers or employees.  The Company currently provides, at the Company’s sole expense, medical and dental benefits for Mr. Burns, his spouse and his children.  Mr. Burns will receive four weeks paid-time-off each year.

In accordance with the terms of the Employment Agreement, Mr. Burns was granted an incentive stock option award from the Company’s 2013 Equity Incentive Plan for the purchase of 30,000 shares of the Company’s common stock at a price of $5.00 per share.  The term of the option is 10 years.  The right to purchase the shares vests annually over a four year period.

The Employment Agreement will be terminated if Mr. Burns is disabled or voluntarily resigns from his employment.  The Company may terminate Mr. Burns’ employment for cause or on 30 days written notice.  If his employment is terminated by the Company without cause, Mr. Burns will receive his accrued but unpaid salary and the value of unused paid time off through the effective date of the termination, any accrued but unpaid bonus, business expenses incurred prior to the effective date of the termination, and severance (the “Severance Payment”) consisting of six months salary, less legal deductions.  The Company may elect, in its sole discretion, whether to pay the Severance Payment in one lump sum or on regular pay days for the six months following termination of Mr. Burns’ employment.  Mr. Burns will also be entitled to continue to participate in employee benefit plans, at the Company’s sole expense, for six months following the termination of his employment.

If Mr. Burns’ employment is terminated as a result of a change in control, as defined in the Employment Agreement, he will be entitled to receive his accrued but unpaid salary and the value of unused paid time off through the effective date of the termination, any accrued but unpaid bonus, business expenses incurred prior to the effective date of the termination, and an amount equal to one-half of his salary.  In addition, any equity award that was scheduled to vest during the two year period following the termination of his employment will vest immediately upon the termination of Mr. Burns’ employment as a result of a change in control.  Mr. Burns’ employment will be deemed to have been terminated as a result of a change in control if the termination occurs during the period that begins when negotiations for the change in control begin and ends on the six month anniversary of the closing of the change in control transaction and such termination is not a termination for cause or a termination as a result of his death, disability or election.

The above is a brief description of the Employment Agreement and is qualified in its entirety by the full text of the Employment Agreement, which is attached to this Current Report as an exhibit.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1                      Employment Agreement

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 12, 2013

IDEAL POWER INC.

By:/s/ Timothy Burns
     Timothy Burns
     Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                           Description

10.1                                           Employment Agreement